UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BLUE STAR FOODS CORP.

(Name of Registrant as Specified in Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1).

BLUE STAR FOODS CORP.

3000 NW 109th Avenue

Miami, Florida 33172

Telephone: (860)-633-5565

April 10, 2023

To our Stockholders:

You are cordially invited to attend the special meeting of the stockholders (the “Special Meeting”) of Blue Star Foods Corp., a Delaware corporation (the “Company”), to be held at the offices of the Company, located at 3000 NW 109th Avenue, Miami, Florida 33172 on May 10, 2023, at 10:00 a.m. Eastern Time. The enclosed Notice of Special Meeting and Proxy Statement describe the business to be transacted at the Special Meeting.

You may vote by completing, signing, and returning your completed proxy card (or a voting instruction form, if you hold your shares through a broker). If you decide to attend the Special Meeting, you may revoke your proxy at that time and vote your shares at such meeting.

Sincerely,

/s/ John Keeler
John Keeler
Executive Chairman and Chief Executive Officer

BLUE STAR FOODS CORP.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 10, 2023

At the Special Meeting, the holders of our common stock, par value $0.0001 per share (the “Common Stock”), will be asked to vote on the following matters:

1.	to approve the issuance of more than 20% of our issued and outstanding Common Stock pursuant to the terms of the Purchase Agreement (the “Purchase Agreement”) dated January 24, 2022, by and between the Company and Lind Global Fund II LP and the Senior Secured Convertible Promissory Note and Warrant issued pursuant to the Purchase Agreement, with such modifications, amendments, or changes (consistent with the intent and purpose of this proposal) so that such issuances are made in accordance with Nasdaq Listing Rule 5635 of the Nasdaq Capital Market (the “Nasdaq 20% Share Issuance Proposal”);

2.	to approve an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Common Stock, by a ratio of no less than 1-for-2 and no more than 1-for-50, with the exact ratio to be determined by the Company’s Board of Directors (the “Board”), in its sole discretion (the “Stock Split Proposal”); and

3.	to approve the adjournment of the Special Meeting if there are insufficient votes at the Special Meeting to approve the Stock Split Proposal (the “Adjournment Proposal”).

The Board has unanimously approved the foregoing proposals, which are more fully described in the proxy statement accompanying the Notice of Special Meeting.

Additionally, the Board has fixed the close of business on April 3, 2023, as the record date for the determination of stockholders entitled to notice of, to vote at the Special Meeting, and any postponement or adjournment thereof.

Your vote is very important to us. Whether or not you plan to attend the Special Meeting, please ensure your shares are represented by voting promptly. For instructions on voting your shares, please refer to the instructions included with the proxy statement or on your proxy card or voting instruction form.

By Order of the Board,

/s/ John Keeler
John Keeler
Executive Chairman and Chief Executive Officer

BLUE STAR FOODS CORP.

3000 NW 109th AVENUE

MIAMI, FLORIDA 33172

PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS

MAY 10, 2023

GENERAL INFORMATION

This Proxy Statement is being furnished to the stockholders of Blue Star Foods Corp. (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”). The proxies are for use at the Special Meeting of Stockholders of the Company to be held on May 10, 2023, at 10:00 a.m. Eastern Standard Time, or at any adjournment thereof (the “Special Meeting”).

The shares represented by your proxy will be voted as indicated on your properly executed and returned proxy. If no directions are given on the proxy, the shares represented by your proxy will be voted:

FOR the approval of the issuance of more than 20% of our issued and outstanding Common Stock pursuant to the terms of the Purchase Agreement (the “Purchase Agreement”) dated January 24, 2022, by and between the Company and Lind Global Fund II LP and the Senior Secured Convertible Promissory Note and Warrant issued pursuant to the Purchase Agreement, with such modifications, amendments, or changes (consistent with the intent and purpose of this proposal) so that such issuances are made in accordance with Nasdaq Listing Rule 5635 of the Nasdaq Capital Market (the “Nasdaq 20% Share Issuance Proposal”);

FOR the approval of an amendment to our Amended and Restated Certificate of Incorporation (the “Amendment”) to effect a reverse stock split (the “Reverse Stock Split”) of the Common Stock, by a ratio of no less than 1-for-2 and no more than 1-for-50, with the exact ratio to be determined by the Company’s Board of Directors, in its sole discretion (the “Stock Split Proposal”); and

FOR the adjournment of the Special Meeting if there are insufficient votes at the Special Meeting to approve the Stock Split Proposal and the Nasdaq 20% Share Issuance Proposal (the “Adjournment Proposal”).

This proxy statement summarizes the information you need to know in order to vote on the proposals to be considered at the Special Meeting in an informed manner.

These proxy solicitation materials are first being mailed to stockholders on or about April 13, 2023.

VOTING SECURITIES

Stockholders of record at the close of business on April 3, 2023 (the “Record Date”) are entitled to notice of and to vote at the Special Meeting. As of the Record Date, 42,022,548 shares of the Company’s common stock, $0.0001 par value (“Common Stock”), were issued and outstanding.

Each holder of Common Stock is entitled to one vote for each share of Common Stock held as of the Record Date.

RESULTS

Voting results will be tabulated and certified by the inspector of elections appointed for the Special Meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. The final results will be filed with the Securities and Exchange Commission (the “SEC”) on a Current Report on Form 8-K within four business days of the Special Meeting.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

A majority of the aggregate voting power of the outstanding shares of Common Stock as of the Record Date must be present, in person or by proxy, at the Special Meeting in order to have the required quorum for the transaction of business. If the aggregate voting power of the shares of Common Stock present, in person and by proxy, at the Special Meeting does not constitute the required quorum, the Special Meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

Shares of Common Stock that are voted “FOR,” “AGAINST” or “ABSTAIN” are treated as being present at the Special Meeting for purposes of establishing a quorum. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” with respect to a matter will also be treated as shares entitled to vote at the Special Meeting (the “Votes Cast”) with respect to such matter. Abstentions will be counted for purposes of quorum and will have the same effect as a vote “AGAINST” a proposal.

Broker non-votes (i.e., votes for shares of Common Stock held as of the Record Date by brokers or other custodians as to which the beneficial owners have given no voting instructions) will be counted as “shares present” at the Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of business so long as the broker can vote on any proposal being considered. However, brokers cannot vote on their clients’ behalf on “non-routine” proposals for which they have not received voting instructions from their clients for such proposals. Shares that constitute broker non-votes will not be considered entitled to vote on the proposals in question.

REQUIREMENTS FOR ADVANCE NOTIFICATION OF NOMINATIONS
AND STOCKHOLDER PROPOSALS

In order for any stockholder proposal submitted pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to be included in the Company’s Proxy Statement to be issued in connection with the 2023 Annual Meeting of Stockholders, such stockholder proposal must be received by the Company not less than 120 calendar days prior to November 9, 2023. Accordingly, stockholder proposals must be received no later than July 12, 2023. In order for stockholders to give timely notice of nominations for directors, other than those nominated by the Company, for inclusion on a universal proxy card in connection with the 2023 Annual Meeting, notice must be submitted no later than October 13, 2023 and include all of the information required by Rule 14a-19 under the Exchange Act and the Company’s bylaws. All stockholder proposals must be made in writing addressed to John Keeler, the Company’s Executive Chairman, at 3000 NW 109th Avenue, Miami, Florida 33172 and be in compliance with the Company’s bylaws.

SOLICITATION OF PROXIES; COST;

AND HOUSEHOLDING OF MATERIALS

Proxies may be solicited by certain of the Company’s directors, executive officers, and regular employees, without additional compensation, in person, or by telephone, mail, e-mail, or facsimile.

The cost of soliciting proxies will be borne by the Company. The Company expects to reimburse brokerage firms, banks, custodians and other persons representing beneficial owners of shares of Common Stock for their reasonable out-of-pocket expenses in forwarding solicitation material to such beneficial owners.

Some banks, brokers, and other record holders have begun the practice of “householding” notices, proxy statements, and annual reports. “Householding” is the term used to describe the practice of delivering a single set of notices, proxy statements, and annual reports to any household at which two or more stockholders reside if a company reasonably believes the stockholders are members of the same family. This procedure reduces the volume of duplicate information stockholders receive and also reduces a company’s printing and mailing costs. The Company will promptly deliver an additional copy of any such document to any stockholder who writes or calls the Company. Alternatively, if you share an address with another stockholder and have received multiple copies of our notices, proxy statements, and annual reports, you may contact us to request delivery of a single copy of these materials. Any such written request should be directed to Silvia Alana, Secretary, at 3000 NW 109th Avenue, Miami, Florida 33172. If you receive more than one proxy card because your shares are registered in different accounts follow the instructions included on each proxy card and vote each proxy card.

VOTING AND STOCK OWNERSHIP

If shares are registered directly in a stockholder’s name with the Company’s transfer agent, you are a record holder with respect to those shares and the Proxy Statement and form of Proxy are sent directly to you. You can vote your shares by completing, dating and signing the proxy card that is included with this proxy statement.

If your shares are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of shares held in “street name.” The Proxy Statement and the form of voting instruction card are sent to you by your broker, trustee, or other nominee who is considered, with respect to those shares, the stockholder of record.

If you are a stockholder of record as of the close of business on the Record Date, you may attend the Special Meeting and vote your shares of Common Stock in person instead of returning your signed proxy card. If you are a beneficial owner of shares of Common Stock registered in the name of your broker, bank, or other nominee, you must follow the instructions provided to you and obtain a valid proxy from your broker, bank or other nominee to vote your shares of Common Stock in person at the Special Meeting.

REVOCABILITY OF PROXY

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company, a written notice of revocation, a duly executed proxy bearing a later date or by attending the Special Meeting and voting. Attending the Special Meeting in and of itself will not constitute a revocation of a proxy.

If you are a record holder, you should send any notice of revocation or your completed new proxy card, as the case may be, to: VStock Transfer, LLC, 8 Lafayette Place, Woodmere, New York 11598, Attention: Proxy Department, Phone: (212) 828-8436, Facsimile: (646) 536-3179 or Blue Star Foods Corp., 3000 NW 109th Avenue, Miami, Florida 33172, Attention: Silvia Alana, Secretary.

DISSENTERS’ RIGHT OF APPRAISAL

Under Delaware General Corporation Law (“DGCL”) stockholders are not entitled to any appraisal or similar rights of dissenters with respect to any of the proposals to be acted upon at the Special Meeting.

AVAILABILITY OF PROXY MATERIALS

This Proxy Statement and form of proxy are being made available to stockholders beginning approximately April 10, 2023. These documents are also included in our filings with the SEC, which you can access electronically at the SEC’s website at http://www.sec.gov and on the Company’s website at http://www.bluestarfoods.com.

A complete list of the stockholders entitled to vote at the Special Meeting will be available for inspection for any purpose germane to the Special Meeting ten days prior to the Special Meeting at the Company’s offices at 3000 NW 109th Avenue, Miami, Florida 33172 during ordinary business hours.

PROPOSAL NO. 1 THE NASDAQ 20% SHARE ISSUANCE PROPOSAL

Background and Overview

Our Common Stock is currently listed on The Nasdaq Capital Market and, as such, we are subject to Nasdaq Marketplace Rules (the “Nasdaq Listing Rules”). We are seeking stockholder approval of the Nasdaq 20% Share Issuance Proposal in order to comply with Nasdaq Rule 5635.

Under Nasdaq Rule 5635, stockholder approval is required for a transaction involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) in connection with a transaction other than a public offering at a price less than the minimum price (the “Nasdaq Minimum Price”) which either alone or together with sales by our officers, directors or substantial stockholders of the Company equals 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance. Nasdaq Minimum Price means a price that is the lower of: (i) the Nasdaq Official Closing Price (as reflected on Nasdaq.com) immediately preceding the signing of a binding agreement to issue such common stock; or (ii) the average Nasdaq Official Closing Price of the common stock (as reflected on Nasdaq.com) for the five trading days immediately preceding the signing of a binding agreement. Stockholder approval of the Nasdaq 20% Share Issuance Proposal will constitute stockholder approval for purposes of Nasdaq Listing Rule 5635.

Pursuant to the Purchase Agreement, the Company issued Lind Global Fund II LP (“Lind”) a secured, two-year, interest-free convertible promissory note in the principal amount of $5,750,000 (the “Note”) and a five-year warrant (the “Warrant” together with the Purchase Agreement and the Note are collectively referred to herein as the “Transaction Documents”). Commencing July 24, 2022, the Company shall pay the outstanding principal amount of the Note in 18 consecutive monthly payments of $333,333 each. At the option of the Company, the monthly payment can be made in cash, shares of the common stock of the Company at a price (the “Repayment Share Price”) based on 90% of the 5 lowest VWAPs during the 20 days prior to the payment date with a floor price of $1.50 per share (the “Floor Price”), or a combination of cash and stock, provided that if at any time the Repayment Share Price is deemed to be the Floor Price, then in addition to shares, the Company will pay the Investor an additional amount in cash as determined pursuant to a formula contained in the Note. The Warrant issued grants Lind the right to purchase 1,000,000 shares of Common Stock at an exercise price of $4.50 per share, subject to customary adjustments. The Warrant provides for cashless exercise and for full ratchet anti-dilution if the Company issues securities at less than $4.50 per share. The Transaction Documents were filed as exhibits to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on January 28, 2022.

Pursuant to the terms of the Purchase Agreement and the Note, Lind may not convert or exercise any portion of the Note or the Warrant, respectively, to the extent such conversion or exercise would cause Lind, together with its affiliates, to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding Common Stock (or 9.99% of our then outstanding Common Stock to the extent Lind, together with its affiliates, beneficially owns in excess of 4.99% of shares of our then Common Stock at the time of such exercise or conversion).

As of June 17, 2022, the registration statement covering 4,733,333 shares of Common Stock (the “Lind Shares”) became effective. The Lind Shares include up to 3,833,333 shares of Common Stock issuable in connection with the conversion or repayment of the outstanding principal balance of the Note and up to 1,000,000 shares of Common Stock issuable upon the exercise of the Warrant, representing 19.30% of the issued and outstanding Common Stock at the date of the registration statement based on the Floor Price.

We cannot predict the market price of our Common Stock at any future date. Under certain circumstances, it is possible that we may need to issue shares of Common Stock to Lind at a price that is less than the Nasdaq Minimum Price, which may result in an issuance equal to 20% or more of the Common Stock outstanding before the issuance. Given that we may be required to issue to Lind more shares than the Lind Shares, we must obtain stockholder approval in order to comply with the Nasdaq Listing Rules and to satisfy the conditions of the Purchase Agreement.

Consequences of Non-Approval

The Transaction Documents are binding obligations on us. The failure of our stockholders to approve the Nasdaq 20% Share Issuance Proposal will not negate the existing terms or the Company’s binding obligation under the Transaction Documents. However, if the Nasdaq 20% Share Issuance Proposal is not approved by our stockholders, we may be required to repay our obligations under the Transaction Documents in cash, rather than by the conversion of the Note or exercise of the Warrant into shares of Common Stock.

If we are required to repay our obligations to Lind in cash rather than Common Stock, we may not have the capital necessary to fully satisfy our ongoing business needs, the effect of which would adversely impact future operating results. Additionally, it may be necessary for the Company to acquire additional financing in order to repay the obligations to Lind under the Transaction Documents in cash, which may result in additional transaction expenses. Failure to acquire additional financing in order to repay these obligations may result in a default on such obligations.

Upon an event of default, the Note will become immediately due and payable at a default interest rate of 125% of the then outstanding principal amount, and all or a portion of the outstanding principal amount may be converted into shares of Common Stock by Lind at the lower of the conversion price and 80% of the average of the three lowest daily VWAPs.

In addition, if we default on our obligations under the Note, Lind could foreclose on their security interest and liquidate or take possession of some or all of the assets of the Company and its subsidiaries, which would harm our business, financial condition and results of operations and could require us to curtail, or even to cease our operations.

Effect on Current Stockholders

The issuance of shares of Common Stock under the Transaction Documents, including any shares that may be issued below the Nasdaq Minimum Price, would result in an increase in the number of shares of Common Stock outstanding, and our stockholders will incur dilution of their percentage ownership. Because the number of shares of Common Stock that may be issued to Lind pursuant to the Note is determined based on the market price at the time of issuance, the exact magnitude of the dilutive effect cannot be conclusively determined. However, the dilutive effect may be material to our current stockholders.

Our ability to successfully implement our business plans and ultimately generate value for our stockholders is dependent upon our ability to raise capital and satisfy our ongoing business needs.

Required Vote

Approval of the Nasdaq 20% Share Issuance Proposal requires the majority of the total votes cast at the Special Meeting. Abstentions and broker non-votes have the same effect as a vote “AGAINST” The Nasdaq 20% Share Issuance Proposal.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE NASDAQ 20% SHARE ISSUANCE PROPOSAL.

PROPOSAL NO. 2 STOCK SPLIT PROPOSAL

The Board is asking stockholders to approve the Stock Split Proposal. The form of the Certificate of Amendment to the Certificate of Incorporation to be filed with the Secretary of State of the State of Delaware is set forth as Appendix A to this proxy statement (the “Amendment”). Although such filing is within the control of the Board, we expect such filing to be made shortly after the approval by the stockholders of the Stock Split Proposal. The Amendment will become effective, at such future date as determined by the Board, upon the filing of the Amendment with the Secretary of State of the State of Delaware (which we refer to as the “Effective Time”), but in no event earlier than the date of the Special Meeting. Moreover, even if the Amendment is approved by the requisite number of stockholders, the Board reserves the right, at its discretion, to abandon the Amendment prior to the proposed effective date if it determines that abandoning the Amendment is in our best interests. No further action on the part of stockholders would be required to either effect or abandon the Amendment.

The text of the Amendment is subject to modification to include such changes as may be required by DGCL and as the Board deems necessary and advisable to effect the Amendment.

A brief description of the Stock Split Proposal is set out below.

Reverse Stock Split

Purpose of the Reverse Stock Split

The Board seeks your approval for the Reverse Stock Split as part of the Amendment with the intent of increasing the per share trading price of our Common Stock, which is publicly traded and listed on the Nasdaq Capital Market under the symbol, “BSFC,” in order to regain compliance with the minimum bid price requirement as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Requirement”), for continued listing on the Nasdaq. Accordingly, we believe that effecting the Reverse Stock Split would be in our and our stockholders’ best interests.

On November 17, 2022, the Company received a notice letter (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that, based upon the closing bid price of the Common Stock, for the last 30 consecutive business days, the Company is not currently in compliance with the requirement to maintain the Minimum Bid Requirement.

To regain compliance, the closing bid price of the Common Stock must be at least $1.00 per share for ten consecutive business days at some point during the period of 180 calendar days from the date of the Notice, or until May 16, 2023. If the Company does not regain compliance with the minimum bid price requirement by May 16, 2023, Nasdaq may grant the Company a second period of 180 calendar days to regain compliance. To qualify for this additional compliance period, the Company would be required to meet the continued listing requirement for the market value of publicly held shares and all other initial listing standards for Nasdaq, other than the minimum bid price requirement. In addition, the Company would also be required to notify Nasdaq of its intent to cure the minimum bid price deficiency. If the Company does not regain compliance within the allotted compliance periods, including any extensions that may be granted by Nasdaq, Nasdaq will provide notice that the Common Stock will be subject to delisting. The Company would then be entitled to appeal that determination to a Nasdaq hearings panel.

Failure to approve the Reverse Split may potentially have serious, adverse effects on the Company and its stockholders. The Common Stock could be delisted from the Nasdaq because shares of the Common Stock may continue to trade below the requisite $1.00 per share price needed to maintain our listing in accordance with Nasdaq Listing Rule 5550(a)(2). Our shares may then trade on the OTC Bulletin Board or other small trading markets, such as the pink sheets. In that event, the Common Stock could trade thinly as a microcap or penny stock, adversely decrease to nominal levels of trading, and may be avoided by retail and institutional investors, resulting in the impaired liquidity of the Common Stock.

As of the Record Date, the Common Stock closed at $0.14 per share on Nasdaq. Reducing the number of outstanding shares of Common Stock should, absent other factors, generally increase the per share market price of the common stock. Although the intent of the Reverse Stock Split is to increase the price of the Common Stock, there can be no assurance that even if the Reverse Stock Split is effected the bid price of the Common Stock will be sufficient, over time, for the Company to regain or maintain compliance with the Minimum Bid Requirement.

In addition, the Company believes the Reverse Stock Split will make its Common Stock more attractive to a broader range of investors, as it believes that the current market price of the Common Stock may prevent certain institutional investors, professional investors, and other members of the investing public from purchasing stock. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Furthermore, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were higher. The Company believes that the Reverse Stock Split will make the Common Stock a more attractive and cost-effective investment for many investors, which in turn may enhance the liquidity of the holders of the Common Stock.

Principal Effects of the Reverse Stock Split

Reducing the number of outstanding shares of the Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of the Common Stock. However, other factors, such as our financial results, market conditions, and the market perception of our business may adversely affect the market price of the Common Stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of the Common Stock will increase following the Reverse Stock Split, that as a result of the Reverse Stock Split we will be able to meet or maintain a bid price over the minimum bid price requirement of Nasdaq or that the market price of the Common Stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of the Common Stock after the Reverse Stock Split will increase in proportion to the reduction in the number of shares of the Common Stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of the Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

If we implement the Reverse Stock Split, we will file the Amendment with the Delaware Secretary of State, which will result in the number of shares of Common Stock held by each stockholder being reduced to a number of shares of Common Stock determined by dividing the number of shares held immediately before the Reverse Stock Split by a number between two and fifty as determined by the Board, and then rounding up to the nearest whole share of respective Common Stock. The Reverse Stock Split would not affect any stockholder’s percentage ownership interests in the Company or proportionate voting power, except to the extent that interests in fractional shares would be rounded up to the nearest whole share (as described in greater detail below under “Corporate Matters”). Pursuant to the DGCL, the Reverse Stock Split only impacts outstanding shares and not authorized shares unless the Amendment by its terms also decreases the authorized shares, which the Amendment does not.

Authorized Shares/Corporate Matters. We are currently authorized to issue 100,000,000 shares of Common Stock. The Reverse Stock Split would have the following effects on the number of shares of Common Stock outstanding on the Record Date:

●	in a 1-for-2 reverse stock split, every two (2) shares of Common Stock owned by a stockholder would be exchanged for one (1) share; the number of shares of Common Stock issued and outstanding will be reduced from 42,022,548, shares to approximately 21,011,274 shares;

●	in a 1-for-25 reverse stock split, every twenty (25) shares of Common Stock owned by a stockholder would be exchanged for one (1) share; and the number of shares of Common Stock issued and outstanding will be reduced from 42,022,548 shares to approximately 1,680,902 shares; and

●	in a 1-for-50 reverse stock split, every fifty (50) shares of Common Stock owned by a stockholder would be exchanged for one (1) share; and the number of shares of Common Stock issued and outstanding will be reduced from 42,022,548 shares to approximately 840,451 shares.

The additional shares of Common Stock that would become available for issuance if the Reverse Stock Split is implemented could be used by our Board for capital raises or to oppose a hostile takeover attempt or delay or prevent changes of control or changes in or removal of the Board, including transactions that are favored by a majority of the stockholders or in which the stockholders might otherwise receive a premium for their shares over then-current market prices or benefit in some other manner.

The following table contains approximate information relating to our Common Stock under the minimum and maximum ratios of the Reverse Stock Split as it relates to the total number of authorized Common Stock Shares, based on share information as of the Record Date, without giving effect to the treatment of fractional shares.

	No Split	2- for -1	25- for -1	50- for -1
Number of authorized shares of Common Stock	100,000,000	100,000,000	100,000,000	100,000,000
Number of outstanding shares of Common Stock	42,022,548	21,011,274	1,680,902	840,451
Number of authorized but unissued shares of Common Stock	57,977,452	78,988,726	98,319,098	99,159,549
Authorized but unissued shares of Common Stock as a percentage of authorized shares of Common Stock	57.98%	78.99%	98.32%	99.16%

Effect on Market Price of our Common Stock. The immediate effect of the Reverse Stock Split would be to reduce the number of shares of the outstanding Common Stock and to potentially increase the trading price of such Common Stock. However, the effect of any effected Reverse Stock Split upon the market price of the Common Stock cannot be predicted. There can be no assurance that the trading price of the Common Stock after the Reverse Stock Split will rise in proportion to the reduction in the number of shares of the Common Stock outstanding as a result of the Reverse Stock Split or remain at an increased level for any period. The trading price of the Common Stock may change due to a variety of other factors, including those related to business and general market conditions.

Dilution. You may also experience future potential substantial dilution of your percentage of ownership of in our Common Stock as a result of this Reverse Stock Split. While the Reverse Stock Split itself does not result in dilution (except with respect to the roundup of fractional shares as discussed below), it makes available to us a substantial number of shares for future transactions, the consummation of which could result in substantial dilution.

Fractional Shares. No scrip or fractional share certificates will be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares not evenly divisible by the exchange ratio of the Reverse Stock Split, will be entitled, upon surrender of certificate(s) representing these shares, to a number of shares rounded up to the nearest whole number and, accordingly, no money will be paid for a fractional share.

Options and Warrants. Holders of options, warrants and convertible notes to purchase shares of Common Stock, who upon exercise of their options or warrants would otherwise be entitled to receive fractional shares because they hold options or warrants which upon exercise would result in a number of shares of Common Stock not evenly divisible by the exchange ratio of the Reverse Stock Split, will receive a number of shares of Common Stock rounded up to the nearest whole number. The exercise price of any such securities would correspondingly increase as a result of the Reverse Stock Split.

Accounting Matters. The par value per share of the Common Stock would remain unchanged after the Reverse Stock Split. As a result, on the effective date of the Reverse Stock Split, the stated capital on the balance sheet attributable to the Common Stock will be reduced proportionally, based on the exchange ratio of the Reverse Stock Split, from its present amount, and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share Common Stock net income or loss and net book value will be increased because there will be fewer shares of the Common Stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the Reverse Stock Split.

Other Effects on Outstanding Shares. If the Reverse Stock Split is implemented, the rights and preferences of the outstanding shares of the Common Stock would remain the same after the Reverse Stock Split. Each share of Common Stock issued pursuant to the Reverse Stock Split would be fully paid and non-assessable. The Reverse Stock Split would result in some stockholders owning “odd-lots” of less than 100 shares of the Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

United States Federal Income Tax Consequences of the Reverse Stock Split.

The following is a summary of certain material U.S. federal income tax consequences of the Reverse Stock Split to a stockholder (hereinafter a “U.S. stockholder”) that is a “United States person,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”). It does not purport to be a complete discussion of all of the possible U.S. federal income tax consequences of the Reverse Stock Split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers, and tax-exempt entities. In addition, the discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our shares through such entities. The discussion below is based on the provisions of the U.S. federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively.

This summary also assumes that the shares held by the stockholder prior to the Reverse Stock Split (“Old Shares”) were, and the shares owned by the stockholders immediately after the Reverse Stock Split (“New Shares”) will be, owned as “capital assets,” as defined in the Code (generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. The discussion below regarding the U.S. federal income tax consequences of the Reverse Stock Split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder is urged to consult with his or her own tax advisor with respect to the tax consequences of the Reverse Stock Split.

No gain or loss should be recognized by a U.S. stockholder upon such stockholder’s exchange (or deemed exchange) of Old Shares for New Shares pursuant to the Reverse Stock Split. The aggregate tax basis (and the holding period) of the New Shares received in the Reverse Stock Split should be the same as such stockholder’s aggregate tax basis (and holding period) in the Old Shares being exchanged. Special tax basis and holding period rules may apply to holders that acquired different blocks of stock at different prices or at different times. Holders should consult their own tax advisors as to the applicability of these special rules to their particular circumstances.

Procedure for Effecting a Reverse Stock Split and Exchange of Stock Certificates

As soon as practicable after the Effective Time, stockholders will be notified that the Reverse Stock Split has been effected. Such notification may be in the form of a Current Report filed with the Securities and Exchange Commission. As of the Effective Time of the Reverse Stock Split, each certificate representing shares of the Common Stock before the Reverse Stock Split would be deemed, for all corporate purposes, to evidence ownership of the reduced number of shares of the Common Stock resulting from the Reverse Stock Split, except that holders of un-exchanged shares would not be entitled to receive any dividends or other distributions payable by us after the Effective Time until they surrender their old stock certificates for exchange. All shares, underlying options, and other securities would also be automatically adjusted at the Effective Time.

If we elect to exchange stock certificates, we expect that our transfer agent, VStock Transfer LLC, will act as an exchange agent for purposes of implementing the exchange of stock certificates. In such event, as soon as practicable after the Effective Time, stockholders of record would receive a letter of transmittal requesting them to surrender their stock certificates for stock certificates reflecting the adjusted number of shares as a result of the Reverse Stock Split. Persons who hold their shares in brokerage accounts or “street name” would not be required to take any further actions to effect the exchange of their certificates. No new certificates would be issued to a stockholder until such stockholder has surrendered the outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Until surrender, each certificate representing shares before the Reverse Stock Split would continue to be valid and would represent the adjusted number of shares based on the exchange ratio of the Reverse Stock Split rounded up to the nearest whole share.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Vote Required for Approval

The approval of the Stock Split Proposal requires the majority of the total votes entitled to vote at the Special Meeting. Abstentions and broker non-votes have the same effect as a vote “AGAINST” the Proposal.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE STOCK SPLIT PROPOSAL.

PROPOSAL NO. 3 THE ADJOURNMENT PROPOSAL

Summary

If the number of shares represented by proxy at the Special Meeting and voting “FOR” the adoption of the Reverse Stock Split and the Nasdaq 20% Share Issuance Proposal are insufficient to approve such Proposals, we may move to adjourn the Special Meeting in order to enable us to solicit additional proxies in favor of the adoption of these Proposals. If the adjournment is for more than thirty days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the Special Meeting.

Any proxy authorizing the adjournment of the Special Meeting will also authorize successive adjournments thereof, at any meeting so adjourned, to the extent necessary for us to solicit additional proxies in favor of the adoption of such proposal.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of the majority of the total votes cast at the Special Meeting.

Recommendation of the Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

None of our officers and directors, nor any of their associates, have any interest in the actions approved by our stockholders and described in this Proxy Statement except in their capacity as holders of our common stock (which interest does not differ from that of the other holders of such our common stock).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the beneficial ownership of our Common Stock as of the Record Date by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Common Stock; (ii) each of our executive officers and directors; and (iii) all of our executive officers and directors as a group.

The percentages below are calculated based on 42,022,548 shares of our Common Stock issued an outstanding as of the Record Date. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security or has the right to acquire securities within 60 days, including options and warrants that are currently exercisable or exercisable within 60 days.

The Company’s directors and executive officers beneficially own, directly or indirectly, in the aggregate, approximately 36% of its outstanding Common Stock. These stockholders have significant influence over the Company’s business affairs, with the ability to control matters requiring approval by the Company’s stockholders.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Beneficial Ownership
5% or Greater Stockholders
Christopher Constable (1)	3,120,000	(1)	7.42%
Named Executive Officers and Directors
John Keeler	15,128,801	(2)	36.0%
Nubar Herian	176,825	(3)	*%
Jeffrey Guzy	280,492	(4)	*%
Timothy McLellan	218,440	(5)	*%
Trond Ringstad	223,639	(5)	*%
Silvia Alana	49,951	(6)	*%
Juan Carlos Dalto	80,386	(7)	*%
Miozotis Ponce	163,000	(8)	*%
All current directors and executive officers as a group (8 persons)	19,754,963	(8)	47.0%

* Less than 1%

(1)	Represents shares issuable upon the exercise of a stock option.
(2)	15,025,468 of such shares are subject are held with Mr. Keeler’s wife as tenants in the entirety and are subject to the terms of a lock-up agreement pursuant to which Mr. Keeler may not sell more than one-third of the Common Stock held by him in any two-month period. Includes 103,333 shares underlying a stock option which are exercisable within 60 days.
(3)	Includes 103,333 shares underlying stock options which are exercisable within 60 days.
(4)	Includes (i)12,500 shares underlying a warrant and (ii) 103,333 shares underlying stock options exercisable within 60 days.
(5)	Includes 103,333 shares underlying stock options which are exercisable within 60 days.
(6)	Includes 6,548 shares underlying stock options which are exercisable within 60 days.
(7)	Includes 3,333 shares underlying a stock option which are exercisable within 60 days. (8) Includes 162,500 shares underlying a stock option which is exercisable in 60 days.

OTHER MATTERS

The Company knows of no other matters to be submitted to the stockholders at the Special Meeting, other than the proposals referred to in this proxy statement. If any other matters properly come before the stockholders at the Special Meeting, it is the intention of the proxy holders to vote the shares represented thereby on such matters in accordance with their best judgment.

By Order of the Board

/s/ John Keeler
John Keeler, Chairman, and Chief Executive Officer
April 10, 2023

APPENDIX A

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
BLUE STAR FOODS CORP.

Under Section 242 of the Delaware General Corporation Law (“DGCL”),

IT IS HEREBY CERTIFIED THAT:

1.	The name of the corporation is Blue Star Foods Corp. (the “Corporation”).

2.	The Corporation’s certificate of incorporation (“Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on October 17, 2017. The Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 9, 2018, and the Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed on November 5, 2018.

3.	Section 4, “Capital Stock” of the Amended and Restated Certificate of Incorporation is hereby amended by inserting the following as the last paragraph of Section 4 with the following new paragraph:

“(g) Reverse Stock Split. This Certificate of Amendment to the Certificate of Incorporation is filed pursuant to Section 242(a)(3) of the DGCL to reflect a one-for-[*] (1:[*]) reverse stock split (the “Reverse Stock Split”), so that for every [*] share of the Corporation’s issued and outstanding common stock, $0.0001 par value per share (“Common Stock”), the holder of such shares will receive one new share of Common Stock. No fractional shares shall be issued and, in lieu thereof. The Corporation’s transfer agent shall cancel all fractional shares and stockholders shall receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale based on the fair market value of such fractional shares on the date of the filing of this Certificate of Amendment. All shares of the Corporation’s Common Stock eliminated as a result of the Reverse Stock Split will be canceled. The authorized number of shares, and par value per share, of Common Stock, shall not be affected by the Reverse Stock Split.”

4.	Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Certificate of Incorporation was authorized by unanimous consent of the Board of Directors of the Corporation on [*] 2023, pursuant to Section 242(b)(1) of the DGCL and by a majority of the outstanding shares entitled to vote at a meeting of stockholders of the Corporation held on May 10, 2023, pursuant to Section 242(b)(2) of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation had caused this Certificate of Amendment to be signed this [*] day of [*], 2023.

BLUE STAR FOODS CORP.

John Keeler
Executive Chairman and Chief Executive Officer

2

CONTROL #

VOTE BY FAX
Mark, sign and date your proxy card fax it to (646) 536-3179

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the envelope we have provided.

VOTE BY EMAIL
Mark, sign and date your proxy card and email it to vote@vstocktransfer.com

VOTE IN PERSON
If you would like to vote in person, please attend the Annual Meeting to be held on May 10, 2023 at 10:00 a.m. Eastern Time at the offices of the Company, located at 3000 NW 109th Avenue, Miami, Florida 33172

```
* SPECIMEN *
1 MAIN STREET
ANYWHERE PA 99999-9999
```

Please Vote, Sign, Date and Return Promptly in the Enclosed Envelope.

Special Meeting of Stockholders Proxy Card - Blue Star Foods Corp.

▼ DETACH PROXY CARD HERE TO VOTE BY MAIL ▼

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" ALL LISTED PROPOSALS

PROPOSAL NO. 1: THE NASDAQ 20% SHARE ISSUANCE PROPOSAL:

☐ FOR ☐ AGAINST ☐ ABSTAIN

PROPOSAL NO. 2: THE STOCK SPLIT PROPOSAL:

☐ FOR ☐ AGAINST ☐ ABSTAIN

PROPOSAL NO. 3: THE ADJOURNMENT PROPOSAL:

☐ FOR ☐ AGAINST ☐ ABSTAIN

Date __________ **Signature** __________ **Signature, if held jointly** __________

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

To change the address on your account, please check the box at right and indicate your new address. ☐

* SPECIMEN * AC:ACCT9999 90.00

BLUE STAR FOODS CORP.

Special Meeting of Stockholders
May 10, 2023

▼ DETACH PROXY CARD HERE TO VOTE BY MAIL ▼

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE INDICATE YOUR VOTE ON THE REVERSE SIDE
(Continued and to be signed on Reverse Side)

TEST ISSUE REF 1999